Term Sheet	Term Sheet to Prospectus Supplement
To prospectus dated January 13, 2014 and prospectus supplement dated June 23, 2014	Registration Statement No. 333-193321 Dated June 23, 2014 Filed Pursuant to Rule 433

$250,000,000 2.700% Senior Notes due 2019

$250,000,000 3.950% Senior Notes due 2024

$150,000,000 5.625% Senior Notes due 2044

Legg Mason, Inc.

Issuer:	Legg Mason, Inc.

Securities:

2.700% Senior Notes due 2019 (the “2019 Notes”)

3.950% Senior Notes due 2024 (the “2024 Notes”)

5.625% Senior Notes due 2044 (the “2044 Notes”)

The 2044 Notes have identical terms to the $400 million aggregate principal amount of the Issuer’s 5.625% Senior Notes due 2044 already outstanding and will be treated as a single series of $550 million aggregate principal amount of 5.625% Senior Notes due 2044.

Offering Format:	SEC-registered

Trade Date:	June 23, 2014

Settlement Date:	June 26, 2014 (T+3)

Size:	2019 Notes: $250,000,000 2024 Notes: $250,000,000 2044 Notes: $150,000,000

Maturity:	2019 Notes: July 15, 2019 2024 Notes: July 15, 2024 2044 Notes: January 15, 2044

Interest Payment Dates:	2019 Notes and 2024 Notes: January 15 and July 15, commencing January 15, 2015 (long first coupon) 2044 Notes: January 15 and July 15, commencing July 15, 2014

Denominations:	$2,000 and increments of $1,000

Benchmark Treasury:	2019 Notes: 1.500% due May 31, 2019 2024 Notes: 2.500% due May 15, 2024 2044 Notes: 3.625% due February 15, 2044

Benchmark Treasury Price / Yield:	2019 Notes: 99-02 1⁄4 / 1.697% 2024 Notes: 98-30 / 2.622% 2044 Notes: 103-13 / 3.441%

Spread to Benchmark Treasury:	2019 Notes: T + 105 basis points 2024 Notes: T + 135 basis points 2044 Notes: T + 175 basis points

Yield:	2019 Notes: 2.747% 2024 Notes: 3.972% 2044 Notes: 5.191%

Coupon:	2019 Notes: 2.700% 2024 Notes: 3.950% 2044 Notes: 5.625%

Price to Public:	2019 Notes: 99.779% 2024 Notes: 99.817% 2044 Notes: 106.519% (excluding accrued interest of 2.406% from and including January 22, 2014 to but excluding June 26, 2014)

Net Proceeds to Issuer (before expenses):	2019 Notes: $247,947,500 2024 Notes: $247,917,500 2044 Notes: $158,466,000 (excluding accrued interest of $3,609,375.00 from and including January 22, 2014 to but excluding June 26, 2014)

Make-Whole Call:	2019 Notes: T + 20 basis points 2024 Notes: T + 25 basis points 2044 Notes: T + 30 basis points

Day Count Convention:	30/360, Unadjusted

CUSIP / ISIN:	2019 Notes: 524901AS4 / US524901AS49 2024 Notes: 524901AT2 / US524901AT22 2044 Notes: 524901AR6 / US524901AR65

Expected Ratings*:	Moody’s: Baa1 (Stable) / S&P: BBB (Positive)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Goldman, Sachs & Co. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. BNY Mellon Capital Markets, LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The information in this pricing term sheet supplements the preliminary prospectus dated June 23, 2014 (the “Preliminary Prospectus”) and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. For more complete information about the offering, you should review the Preliminary Prospectus. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.

This pricing term sheet does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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